Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-111237
333-111237-01
333-111237-02
333-111237-03
333-111237-04
PROSPECTUS SUPPLEMENT
(To Prospectus dated January 13, 2004)
4,545,454 Shares
COMSTOCK RESOURCES, INC.
Common Stock
        We are offering to sell 4,545,454 shares of our common stock with this prospectus supplement and the accompanying prospectus. Our common stock is listed on the New York Stock Exchange under the symbol “CRK.” On March 29, 2005, the last reported sale price of our common stock on the New York Stock Exchange was $27.91 per share.

	Per Share	Total

Public offering price	$27.500	$124,999,985
Underwriting discount	$0.825	$3,750,000
Proceeds, before expenses, to us	$26.675	$121,249,985
      Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of the accompanying prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
      The underwriters expect to deliver the shares of common stock on or about April 4, 2005.

RAYMOND JAMES
HARRIS NESBITT
JOHNSON RICE & COMPANY L.L.C.
The date of this prospectus supplement is March 30, 2005

      This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the common stock.
      You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. The information in this prospectus supplement replaces any inconsistent information in the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is current as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY
      This summary information highlights information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you.
Our Company
      We are an independent energy company engaged in the acquisition, development, production and exploration of oil and natural gas properties. Our oil and natural gas operations are concentrated in the Gulf of Mexico, East Texas/ North Louisiana, Southeast Texas and South Texas regions. In addition, we have properties in the Mid-Continent region located in the Texas panhandle, Oklahoma, Arkansas and Kansas and in other regions.
      Our executive offices are located in 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034 and our telephone number is (972) 668-8800. Information contained on our website, www.comstockresources.com, is not a part of this prospectus
The Offering

Shares of common stock offered by us	4,545,454 shares

Shares of common stock to be outstanding after this offering	40,718,322 shares(1)

Use of proceeds	We intend to use the net proceeds from this offering to repay amounts borrowed on our bank credit facility. See “Use of Proceeds.”

New York Stock Exchange Symbol	CRK

(1)	Based on the number of shares of common stock outstanding at March 29, 2005, and does not include 2,572,910 shares of common stock that may be issued upon the exercise of currently outstanding options granted under our 1991 and 1999 Long-term Incentive Plans at exercise prices ranging from $3.88 to $20.03 per share and certain stock purchase warrants outstanding to purchase 1,805,333 shares at exercise prices ranging from $7.32 to $19.46 per share.

RISK FACTORS
      You should read carefully the discussion of the material risks relating to an investment in our common stock set forth under “Risk Factors” beginning on page 7 of the accompanying prospectus.
USE OF PROCEEDS
      We expect to receive net proceeds of approximately $121.0 million from this offering after payment of the underwriting discount and other expenses. We intend to use the net proceeds from this offering to initially reduce amounts outstanding under our bank credit facility, which then will be available to fund our recently announced $192.5 million acquisition of oil and gas properties from EnSight Energy Partners, L.P. However, the closing of the acquisition is subject to several conditions and there can be no assurance that this acquisition will be consummated. Our bank credit facility is a four-year revolving credit commitment that matures on February 25, 2008. As of December 31, 2004, our borrowing base was $300.0 million. As of December 31, 2004, the total outstanding principal balance under the bank credit facility was $228.0 million at a weighted average interest rate of 4.2%. Within the last year, we have used borrowings under our bank credit facility to advance funds to Bois d’Arc Energy, LLC in connection with its formation and to fund our acquisition of oil and gas properties from Ovation Energy, L.P., as well as for working capital and general business purposes.

CAPITALIZATION
      The following table sets forth our consolidated capitalization as of December 31, 2004 (1) on a historical basis and (2) as adjusted to reflect this offering and the application of the estimated net proceeds therefrom as described under “Use of Proceeds.” This information should be read in conjunction with the Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2004.

	As of December 31, 2004

	Historical	As Adjusted

	(In thousands)
Total debt:
Bank Credit Facility	$228,000	$107,000
6 7/8% Senior Notes due 2012	175,000	175,000
Other	150	150

Total debt	403,150	282,150
Stockholders’ equity:
Preferred stock, par value $10.00 per share, no shares outstanding	—	—
Common stock, par value $0.50 per share, 35,648,742 shares outstanding and 40,194,196 shares outstanding as adjusted	17,824	20,097
Additional paid in capital	176,130	294,857
Retained earnings	161,899	161,899

Total stockholders’ equity	355,853	476,853

Total capitalization	$759,003	$759,003

PRICE RANGE OF COMMON STOCK AND DIVIDENDS
      Our common stock is listed for trading on the New York Stock Exchange under the symbol “CRK.” The following table sets forth, on a per share basis for the periods indicated, the high and low sales prices by calendar quarter for the periods indicated as reported by the New York Stock Exchange.

	High	Low

2003
First Quarter	$10.65	$8.95
Second Quarter	$14.50	$9.40
Third Quarter	$15.20	$12.10
Fourth Quarter	$19.94	$13.30
2004
First Quarter	$20.88	$16.60
Second Quarter	$24.45	$17.84
Third Quarter	$21.34	$16.61
Fourth Quarter	$23.34	$19.63
2005
First Quarter (Through March 29, 2005)	$30.23	$19.90
      As of March 29, 2005, we had 36,172,868 shares of common stock outstanding, which were held by 373 holders of record and approximately 10,000 beneficial owners who maintain their shares in “street name” accounts.
      We have never paid cash dividends on our common stock. We presently intend to retain any earnings for the operation and expansion of our business and we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of dividends will depend upon the results of our operations, capital requirements, our financial condition and such other factors as our board of directors may deem relevant. In addition, we are limited under our bank credit facility and the terms of the indenture for our senior notes due in 2012 from paying or declaring cash dividends.

UNDERWRITING
      The underwriters named below, for whom Raymond James & Associates, Inc. is acting as representative, have severally agreed, subject to the terms and conditions of an underwriting agreement entered into with us, to purchase from us, and we have agreed to sell, the respective number of shares of common stock set forth opposite their names:

Number of
Underwriter	Shares

Raymond James & Associates, Inc.	3,181,818
Harris Nesbitt Corp.	681,818
Johnson Rice & Company L.L.C	681,818

Total	4,545,454

      The underwriting agreement provides that the obligations of the underwriters to purchase the shares is subject to certain conditions, including the delivery of legal opinions. Subject to the terms and conditions of the underwriting agreement, the underwriters are obligated to purchase all the shares if they purchase any of the shares.
      We have been advised by the underwriters that they propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the offering, the underwriters may change the offering price. Our common stock is listed on the New York Stock Exchange under the symbol “CRK.”
      The following table shows the underwriting discounts and commissions we will pay to the underwriters. The underwriting fee is the difference between the public offering price and the amount the underwriters pay us for the common stock.

Per share	$0.825
Total	$3,750,000
      Our directors and executive officers have agreed that, for a period of 30 days from the date of this prospectus supplement, they will not, directly or indirectly, without the prior written consent of Raymond James & Associates, Inc., offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of our common stock or any securities convertible into, or exchangeable or exercisable for, shares of our common stock, except for transactions pursuant to any employee stock option plan. Raymond James & Associates, at its discretion, may release the shares of common stock subject to the lock-up agreements in whole or in part at anytime with or without notice.
      The securities included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisement in connection with the offer and sale of any shares of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus supplement and accompanying prospectus are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement and accompanying prospectus. This prospectus supplement and accompanying prospectus are not an offer to sell or a solicitation of an offer to buy any securities included in this offering in any jurisdiction where that would not be permitted or legal.
      In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may make short sales. Short sales involve sales by the underwriter of a greater number of shares than it acquires. A short position may be created if an underwriter is concerned that there may be downward pressure on the trading price of shares in the open market that could affect investors who purchase shares in the offering. The underwriter may reduce or close out its short position by purchasing shares in the open market. In determining whether to create a short position, the underwriter will consider, among other things, the price at which shares are available for purchase in the open market. Purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of the stock following this offering. As a result, the price of the stock may be higher than the price that might otherwise exist in the open market. Each underwriter may also bid for and purchase shares of common stock in the open market to stabilize the price of the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make for those liabilities.
      We estimate that our total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $250,000.
      The underwriters and their affiliates, from time to time, have provided, and may continue to provide, investment banking, financial advisory and other services to us for which we have paid, and intend to pay, customary fees.
LEGAL MATTERS
      Certain legal matters, including the legality of the common stock offered by this prospectus supplement, will be passed upon for us by Locke Liddell & Sapp LLP, Dallas, Texas. Certain legal matters in connection with the common stock offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Dallas, Texas.
EXPERTS
      Our consolidated financial statements as of December 31, 2002 and the year ended December 31, 2002 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The consolidated financial statements of Comstock Resources, Inc. as of December 31, 2003 and 2004 and for each of the years then ended and the consolidated financial statements of Bois d’Arc Energy LLC as of December 31, 2004 and for the period from its inception on July 16, 2004 to December 31, 2004 appearing in Comstock Resources, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      Certain estimates of our oil and natural gas reserves and related information incorporated by reference in this prospectus have been derived from engineering reports prepared by Lee Keeling & Associates as of December 31, 2002, 2003 and 2004, and all such information has been so included on the authority of such firm as an expert regarding the matters contained in its reports.
WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the informational requirements of the Securities Exchange Act of 1934, and therefore we file annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy any of the reports, proxy statements and any other information that we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. We also maintain a website at http://www.comstockresources.com; however, the information contained at this website does not constitute part of this prospectus supplement or the accompanying prospectus. Reports, proxy and information statements and other information about us may be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, with respect to the securities offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information about us and the securities that may be offered, we refer you to the registration statement and the exhibits that are filed with it. You can review and copy the registration statement and its exhibits and schedules from the SEC at the address listed above or from its web site.
INCORPORATION BY REFERENCE
      The SEC allows us to “incorporate by reference” into this prospectus supplement certain information we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents that we file with the SEC. The information may include documents filed after the date of this prospectus supplement which update and supersede the information you read in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus supplement, and all future documents filed by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering of the securities described herein is terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2004;

•	Our proxy statement on Schedule 14A relating to our 2004 annual meeting;

•	Our Current Report on Form 8-K filed with the SEC on March 28, 2005; and

•	Our Registration Statement on Form 8-A registering our common stock filed with the SEC on September 6, 1996.
      Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.
      We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon that person’s written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:
Comstock Resources, Inc.
Attention: Roland O. Burns, Senior Vice President
5300 Town and County Blvd., Suite 500
Frisco, Texas 75034
Telephone number: (972) 668-8800

Prospectus

$300,000,000

Comstock Resources, Inc.

Debt Securities

Common Stock
Preferred Stock
Warrants
Units

         Comstock Resources, Inc. may offer and sell from time to time debt securities, common stock, preferred stock, warrants or units. We will provide specific terms of these securities in supplements to this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, risk factors and the agents, dealers or underwriters, if any, to be used in connection with the sale of these securities. You should read this prospectus and any supplement carefully before you invest.

      Our common stock is traded on the New York Stock Exchange under the symbol “CRK.”

      This prospectus may not be used to sell securities unless accompanied by a supplement to this prospectus.

      This investment involves a high degree of risk. Please see the section in this prospectus entitled “Risk Factors” beginning on page 7.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 13, 2004

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total offering price of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

      You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

      Under no circumstances should the delivery to you of this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

      Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Comstock,” “we,” “us,” and “our” mean Comstock Resources, Inc. and its consolidated subsidiaries. In this prospectus, we sometimes refer to the debt securities, common stock, preferred stock, warrants and units collectively as the “securities.”

FORWARD-LOOKING STATEMENTS

      The information contained in this prospectus, including the documents incorporated by reference herein and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are identified by their use of terms such as “expect,” “estimate,” “anticipate,” “project,” “plan,” “believe” and similar terms. All statements, other than statements of historical facts, included in or incorporated by reference to this prospectus, are forward-looking statements, including statements under the caption “Risk Factors,” regarding:

•	budgeted capital expenditures;

•	increases in oil and natural gas production;

•	the number of anticipated wells to be drilled after the date hereof;

•	our financial position;

•	oil and natural gas reserve estimates;

•	business strategy; and

•	other plans and objectives for future operations.

      Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	the risks described in the sections captioned “Risk Factors” in this prospectus;

•	the timing and success of our drilling activities;

•	the volatility of prices and supply of, and demand for, oil and natural gas;

•	the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs;

•	our ability to successfully identify, execute or effectively integrate future acquisitions;

•	the usual hazards associated with the oil and gas industry, including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards;

•	our ability to effectively market our oil and natural gas;

•	the availability of rigs, equipment, supplies and personnel;

•	our ability to acquire or discover additional reserves;

•	our ability to satisfy future capital requirements;

•	changes in regulatory requirements;

•	general economic and competitive conditions;

•	our ability to retain key members of our senior management and key employees; and

•	continued hostilities in the Middle East and other sustained military campaigns and acts of terrorism or sabotage.

      There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be precisely measured. Furthermore, the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one to another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revisions of the estimate and the revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Additional important factors that could cause actual results to differ materially from our expectations are discussed in “Risk Factors” and elsewhere in this prospectus. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans for 2003 and beyond could differ materially from those expressed in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

COMSTOCK RESOURCES, INC.

      We are an independent energy company engaged in the acquisition, development, production and exploration of oil and natural gas properties. Our oil and natural gas operations are concentrated in the Gulf of Mexico, East Texas/ North Louisiana, Southeast Texas and South Texas regions. In addition, we have properties in the Illinois Basin region in Kentucky and in the Mid-Continent regions located in the Texas panhandle, Oklahoma and Kansas. Our oil and natural gas properties are estimated to have proved reserves of 613.9 Bcfe as of December 31, 2002. Our proved oil and natural gas reserve base is 80% natural gas and 66% proved developed on a Bcfe basis as of December 31, 2002.

      Our proved reserves at December 31, 2002 and our 2002 average daily production are summarized below:

	Proved Reserves at
	December 31, 2002				2002 Daily Production

				% of				% of
	Oil	Gas	Total	Total	Oil	Gas	Total	Total

	(MMBbls)	(Bcf)	(Bcfe)		(MBbls/d)	(MMcf/d)	(MMcfe/d)
Gulf of Mexico	15.6	96.1	189.7	30.9	2.2	20.7	33.6	29.8
East Texas/ North Louisiana	1.1	182.0	188.5	30.7	0.3	32.4	34.2	30.4
Southeast Texas	3.1	107.1	125.5	20.4	0.9	24.3	29.5	26.2
South Texas	0.7	47.0	51.3	8.4	0.1	6.5	7.0	6.2
Other Regions	0.3	56.6	58.9	9.6	0.1	7.2	8.3	7.4

Total	20.8	488.8	613.9	100.0%	3.6	91.1	112.6	100.0%

Strengths

      Quality Properties. Our operations are focused in four geographically concentrated areas: the Gulf of Mexico, East Texas/ North Louisiana, Southeast Texas and South Texas regions, which account for approximately 31%, 31%, 20% and 8% of our proved reserves, respectively. We have high price realizations relative to benchmark prices for natural gas and crude oil production. We also have favorable operating costs which result in us having high cash margins. Finally, our properties have an average reserve life of approximately 15.0 years and have extensive development and exploration potential.

      Successful Exploration and Development Program. In 2002, we spent $35.3 million on the exploitation and development of our oil and natural gas properties for development drilling, recompletions, workovers and production facilities. Overall, we drilled 27 development wells, 11.7 net to us, with a 96% success rate. We also had a successful exploratory drilling program in 2002, spending a total of $31.1 million to drill 20 wells, 7.6 net to us, with a 75% success rate. We spent an additional $4.3 million in acquiring new acreage in 2002 to support our exploration program.

      Successful Acquisitions. We have had significant growth over the years as a result of acquisitions. Since 1991, we have added 711.7 Bcfe of proved oil and natural gas reserves from 29 acquisitions at an average cost of $0.84 per Mcfe. Our application of strict economic and reserve risk criteria have enabled us to successfully evaluate and integrate our previous acquisitions.

      Efficient Operator. We operate 60% of our proved oil and natural gas reserve base as of December 31, 2002. This allows us to control operating costs, the timing and plans for future development, the level of drilling and lifting costs and the marketing of production. As an operator, we receive reimbursements for overhead from other working interest owners, which reduces our general and administrative expenses.

      High Price Realizations. The majority of our wells are located in areas which can access attractive natural gas and crude oil markets. In addition, our natural gas production has a relatively high Btu content of approximately 1,079 Btu. Our crude oil production has a favorable API gravity of approximately 40 degrees. Due to these factors, we have relatively high price realizations compared to benchmark prices. In 2002 our average natural gas price, before gains from hedging activities, was $3.26 per Mcf, which represented a $0.04 premium to the 2002 NYMEX average monthly settlement price. Also in 2002, our average crude oil price was $24.95 per barrel, which represented a $2.04 barrel premium to the average monthly West Texas Intermediate crude oil price for 2002 posted by Koch Industries, Inc.

      High Cash Margins. As a result of our quality properties, higher price realizations and efficient operations, we believe we have higher cash margins than most of our competitors. Consequently, our oil and natural gas reserves have a higher value per Mcfe than reserves that generate lower cash margins.

Business Strategy

      Exploit Existing Reserves. We seek to maximize the value of our oil and natural gas properties by increasing production and recoverable reserves through active workover, recompletion and exploitation activities. We utilize advanced industry technology, including 3-D seismic data, improved logging tools, and formation stimulation techniques. During 2002, we spent approximately $22.9 million to drill 27 development wells, 11.7 net to us, of which 26 wells, 10.7 net to us, were successful, representing a success rate of 96%. In addition, we spent approximately $12.4 million for new production facilities, leasehold costs and for recompletion and workover activities. For 2003, we have budgeted $49.0 million for development drilling and for workover and recompletion activity.

      Pursue Exploration Opportunities. We conduct exploration activities to grow our reserve base and to replace our production each year. In 2002 we replaced 131% of our 2002 production from new discoveries. In 2002, we spent approximately $31.1 million to drill 20 exploratory wells, 7.6 net to us, of which 15 wells, 5.3 net to us, were successful, representing a success rate of 75%. We also spent $4.3 million in acquiring new acreage in 2002 to support our exploration program. We have budgeted $51.0 million in 2003 for exploration activities which will be focused primarily in the Gulf of Mexico, Southeast Texas and South Texas regions.

      Maintain Low Cost Structure. We seek to increase cash flow by carefully controlling operating costs and general and administrative expenses. Our average oil and gas operating costs per Mcfe were $0.82 in 2002 and our general and administrative expenses per Mcfe averaged only $0.12 in 2002.

      Acquire High Quality Properties at Attractive Costs. We have a successful track record of increasing our oil and natural gas reserves through opportunistic acquisitions. Since 1991, we have added 711.7 Bcfe of proved oil and natural gas reserves from 29 acquisitions at a total cost of $598.3 million, or $0.84 per Mcfe. The acquisitions were acquired at an average of 63% of their present value of proved reserves in the year the acquisitions were completed. We apply strict economic and reserve risk criteria in evaluating acquisitions. We target properties in our core operating areas with established production and low operating costs that also have potential opportunities to increase production and reserves through exploration and exploitation activities.

      Maintain Flexible Capital Expenditure Budget. The timing of most of our capital expenditures is discretionary because we have not made any significant long-term capital expenditure commitments. Consequently, we have a significant degree of flexibility to adjust the level of such expenditures according to market conditions. We anticipate spending approximately $100.0 million on development and exploration projects in 2003. We intend to primarily use operating cash flow to fund our drilling expenditures in 2003. We may also make additional property acquisitions in 2003 that would require additional sources of funding. Such sources may include borrowings under our bank credit facility or sales of our equity or debt securities.

RISK FACTORS

      The securities to be offered by this prospectus may involve a high degree of risk. When considering an investment in any of the securities, you should consider carefully all of the risk factors described below and any similar information contained in any Annual Report on Form 10-K or other document filed by us with the SEC after the date of this prospectus. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described in the prospectus supplement speculative or risky.

Our revenues, profitability and cash flow is dependent upon the prices for oil and natural gas and these prices are volatile.

      Our business is dependent upon the prices of, and demand for, oil and natural gas. Historically, the prices for oil and natural gas have been volatile and are likely to remain volatile in the future. The prices we receive for our oil and natural gas production and the level of such production are subject to wide fluctuations and depend on numerous factors beyond our control, including, without limitation:

•	seasonality;

•	imports of crude oil and natural gas;

•	political conditions in other oil-producing and natural gas-producing countries;

•	the actions of the Organization of Petroleum Exporting Countries;

•	domestic government regulation, legislation and policies;

•	price and availability of alternative fuels; and

•	overall economic conditions.

      Any continued and extended decline in the price of crude oil or natural gas will adversely affect our:

•	revenues, profitability and cash flow from operations;

•	value of our proved oil and natural gas reserves;

•	the economic viability of certain of our drilling prospects;

•	borrowing capacity; and

•	ability to obtain additional capital.

      In order to reduce our exposure to price risks, we may enter into oil and natural gas price swap arrangements to hedge a portion of our anticipated sales. Such arrangements may limit our ability to benefit from increases in oil and natural gas prices. Although we are not currently experiencing any significant involuntary curtailment of our natural gas production, market, economic and regulatory factors may in the future materially affect our ability to sell our natural gas production.

We plan to pursue acquisitions as part of our growth strategy and there are risks in connection with acquisitions.

      Our growth in recent years is attributable in part to acquisitions of producing properties and companies. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms we consider favorable. However, we cannot assure you that suitable acquisition candidates will be identified in the future, or that we will be able to finance such acquisitions on favorable terms. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will successfully acquire any material property interests. Further, we cannot assure you that future acquisitions by us will be integrated successfully into our operations or will increase our profits.

      The successful acquisition of producing properties requires an assessment of numerous factors beyond our control, including, without limitation:

•	recoverable reserves;

•	exploration potential;

•	future oil and natural gas prices;

•	operating costs; and

•	potential environmental and other liabilities.

      In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices. The resulting assessments are inexact and their accuracy uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is made.

      Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than our existing properties. While our current operations are focused in the Gulf of Mexico, East Texas/ North Louisiana, Southeast Texas, South Texas, the Illinois Basin and the Mid-Continent regions, we may pursue acquisitions or properties located in other geographic areas.

We have substantial debt and debt service requirements which could adversely affect our operations and limit our growth.

Large Amount of Debt

      We have substantial debt and debt service requirements. As of September 30, 2003, our ratio of total debt to total capitalization was approximately 53%.

Consequences of Debt

      Our substantial debt will have important consequences, including, without limitation:

•	a substantial portion of our cash flow from operations will be required to make debt service payments;

•	our ability to borrow additional amounts for working capital, capital expenditures (including acquisitions) or other purposes will be limited; and

•	our debt could limit our ability to capitalize on significant business opportunities, our flexibility in planning for or reacting to changes in market conditions and our ability to withstand competitive pressures and economic downturns.

      In addition, future acquisition or development activities may require us to alter our capitalization significantly. These changes in capitalization may significantly increase our debt. Moreover, our ability to meet our debt service obligations and to reduce our total debt will be dependent upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or seeking to raise additional debt or equity capital. We cannot assure you that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable us to continue to satisfy our capital requirements.

Restrictive Debt Covenants

      Our bank credit facility contains a number of significant covenants. These covenants will limit our ability to, among other things:

•	borrow additional money;

•	merge, consolidate or dispose of assets;

•	make certain types of investments;

•	enter into transactions with our affiliates; and

•	pay dividends.

      Our failure to comply with any of these covenants would cause a default under our bank credit facility and the indenture governing the notes. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take.

We may not have sufficient funds to meet our substantial capital requirements.

      We make, and will continue to make, substantial capital expenditures for the acquisition, development and exploration of oil and natural gas reserves. Historically, we have financed these expenditures primarily with cash generated by operations, bank borrowings and the sale of equity securities and non-strategic assets. We believe that we will have sufficient cash provided by operating activities to fund anticipated capital expenditures other than significant acquisitions. We intend to borrow under our bank credit facility or to obtain other debt or equity financing as needed to finance future acquisitions. If revenues or our borrowing base decrease as a result of lower oil and natural gas prices, operating difficulties or declines in reserves, our ability to obtain the capital necessary to undertake or complete future development programs and to pursue acquisition opportunities may be limited. We cannot assure you that additional debt or equity financing or cash generated from operations will be available to meet these requirements. If we need additional funds, our inability to raise such funds may adversely affect our operations.

Our future production and revenues depend on our ability to replace our reserves.

      Our future production and revenues depend upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves will generally decline as reserves are depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. To increase reserves and production, we must continue our acquisition and drilling activities. We cannot assure you, however, that our acquisition and drilling activities will result in significant additional reserves or that we will have continuing success drilling productive wells at low finding and development costs. Furthermore, while our revenues may increase if prevailing oil and natural gas prices increase significantly, our finding costs for additional reserves could also increase.

Our drilling activities are subject to many risks.

      Our drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. We cannot assure you that new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including, without limitation:

•	title problems;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the delivery of equipment and services.

Our operations are subject to operating hazards and uninsured risks.

      Our operations are subject to all of the risks normally associated with the exploration for and the production of oil and natural gas, including, without limitation, blowouts, cratering, oil spills and fires, each of which could result in damage to or destruction of oil and natural gas wells, production facilities or other property, or injury to persons. In addition, we may from time to time conduct relatively deep drilling which will involve increased drilling risks of high pressures and mechanical difficulties, including stuck pipe, collapsed casing and separated cable. We cannot assure you that our insurance will adequately cover any losses or liabilities. Furthermore, we cannot predict the continued availability of insurance, or availability at commercially acceptable prices.

We operate in a highly competitive industry, and our failure to remain competitive with our competitors, many of which have greater resources than us, could adversely affect our results of operations.

      The oil and natural gas industry is highly competitive in the search for and development and acquisition of reserves. Our competitors for the acquisition, development and exploration of oil and natural gas properties and capital to finance such activities, include companies that have greater financial and personnel resources than we do. These resources could allow those competitors to price their products and services more aggressively than we can, which could hurt our profitability. Moreover, our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to close transactions in a highly competitive environment.

There are many uncertainties in estimating reserves and future net cash flows.

      There are many uncertainties in estimating quantities and values of proved reserves, projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate depends on the quality of available data, production history and engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas prices may all differ materially from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. The present value of the future net cash flows attributable to our proved oil and natural gas reserves set forth in this prospectus and in documents incorporated into this prospectus are estimates only and should not be construed as the current market value of the estimated oil and natural gas reserves attributable to our properties. Thus, the information set forth in this prospectus includes revisions of certain reserve estimates attributable to proved properties included in the preceding year’s estimates. Such revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. Any future downward revisions could adversely affect our financial condition, borrowing base under our bank credit facility, future prospects and the market value of our securities.

If we are unsuccessful at marketing our oil and gas at commercially acceptable prices, our profitability will decline.

      Our ability to market oil and gas at commercially acceptable prices depends on, among other factors, the following:

•	the availability and capacity of gathering systems and pipelines;

•	federal and state regulation of production and transportation;

•	changes in supply and demand; and

•	general economic conditions.

      Our inability to respond appropriately to changes in these factors could negatively effect our profitability.

We are subject to extensive governmental regulation, including environmental regulations, that may adversely affect our costs.

      Our business is affected by certain federal, state and local laws and regulations relating to the development, production, marketing, pricing, transportation and storage of oil and natural gas. Our business is also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment of wells, the discharge of materials into the environment or otherwise relating to environmental protection. Sanctions for noncompliance with these laws and regulations may include administrative, civil and criminal penalties, revocation of permits and corrective action orders. These laws sometimes apply retroactively. In addition, a party can be liable for environmental damage without regard to that party’s negligence or fault. Therefore, we could have liability for the conduct of others, or for acts that were in compliance with all applicable laws at the time we performed them. Environmental laws have become more stringent over the years. In addition, the modification or interpretation of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas could limit well servicing opportunities. We cannot assure you that present or future regulation will not adversely affect our operations.

We depend on our key personnel and the loss of any of these individuals could have a material adverse effect on our operations.

      We believe that the success of our business strategy and our ability to operate profitably depend on the continued employment of M. Jay Allison, President and Chief Executive Officer, and a limited number of other senior management personnel. Loss of the services of Mr. Allison or any of those other individuals could have a material adverse effect on our operations.

Shortage of rigs, equipment, supplies or qualified personnel may restrict our operations.

      Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, demand for, and wage rates of, qualified drilling rig crews rise with increases in the number of active rigs in service. Shortages of drilling rigs, equipment or supplies could delay or restrict our exploration and development operations, which in turn could adversely affect our financial condition and results of operations.

Terrorist attacks and continued hostilities in the Middle East or other sustained military campaigns may adversely impact our business.

      The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially adversely impact our business. The long-term impact that terrorist attacks and the threat of terrorist attacks may have on our business is not known at this time. Uncertainties surrounding continued hostilities in the Middle East or other sustained military campaigns may adversely impact our business in unpredictable ways.

USE OF PROCEEDS

      Unless otherwise specified in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus:

•	to refinance certain existing indebtedness, including $220.0 million of our 11 1/4% Notes which may be redeemed by us on or after May 1, 2004;

•	to finance acquisitions; and

•	for general corporate purposes.

We may invest funds not required immediately for these purposes in marketable securities and short-term investments. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratios of earnings to fixed charges on a consolidated basis for the periods shown. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

						Nine Months
						Ended
	Years Ended December 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

Ratio of earnings to fixed charges	—	—	3.2x	3.3x	1.5x	1.1x	4.1x

      The ratios were computed by dividing earnings by fixed charges. For this purpose, “earnings” represent the aggregate of (i) income from continuing operations before income taxes and (ii) fixed charges. “Fixed charges” consists of interest expense, capitalized interest expense, preferred stock dividends and that portion of non-capitalized rental expense deemed to be the equivalent of interest. Earnings were insufficient to cover fixed charges by $29.3 million and $6.9 million for the years ended December 31, 1998 and 1999, respectively.

DESCRIPTION OF DEBT SECURITIES

      This section describes the general terms and provisions of the debt securities which may be offered by us from time to time. The applicable prospectus supplement will describe the specific terms of the debt securities offered by that prospectus supplement.

      We may issue debt securities either separately or together with, or upon the conversion of, or in exchange for, other securities. The debt securities are to be either our senior obligations issued in one or more series and referred to herein as the senior debt securities, or our subordinated obligations issued in one or more series and referred to herein as the subordinated debt securities. The debt securities will be general obligations of Comstock. Each series of debt securities will be issued under an agreement, or indenture, between Comstock and an independent third party, usually a bank or trust company, known as a trustee, who will be legally obligated to carry out the terms of the indenture. The name(s) of the trustee(s) will be set forth in the applicable prospectus supplement. We may issue all the debt securities under the same indenture, as one or as separate series, as specified in the applicable prospectus supplement(s).

      This summary of certain terms and provisions of the debt securities and indentures is not complete. If we refer to particular provisions of an indenture, the provisions, including definitions of certain terms, are incorporated by reference as a part of this summary. The indentures are or will be filed as an exhibit to the registration statement of which this prospectus is a part, or as exhibits to documents that we may file under the Securities Exchange Act of 1934 which are incorporated by reference into this prospectus. The indentures are subject to and governed by the Trust Indenture Act of 1939. You should refer to the applicable indenture for the provisions which may be important to you.

General

      The indentures may not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The applicable prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title and aggregate principal amount;

•	the date(s) when principal is payable;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	the places where the principal and interest will be payable;

•	any mandatory or optional redemption or repurchase terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	whether such debt securities will be senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of senior indebtedness;

•	additional provisions, if any, relating to the defeasance and covenant defeasance of the debt securities;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities, as discussed below, or certificates;

•	whether the debt securities will be issuable in registered form, referred to as registered securities, or in bearer form, referred to as bearer securities, or both, and if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and the offer, sale and delivery of bearer securities;

•	any applicable material federal tax consequences;

•	the dates on which premiums, if any, will be payable;

•	our right, if any, to defer payment of interest and the maximum length of such deferral period;

•	any paying agents, transfer agents, registrars or trustees;

•	any listing on a securities exchange;

•	if convertible into common stock or preferred stock, the terms on which such debt securities are convertible;

•	the terms, if any, of the transfer, mortgage, pledge, or assignment as security for any series of debt securities of any properties, assets, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act of 1939 are applicable, and any corresponding changes to provisions of the indenture as then in effect;

•	restrictions on the declaration of dividends, if any;

•	restrictions on issuing additional debt, if any;

•	material limitations or qualifications on the debt securities imposed by the rights of any of our other securities, if any;

•	the initial offering price; and

•	other specific terms, including covenants and any additions or changes to the events of default provided for with respect to the debt securities.

      The terms of the debt securities of any series may differ, and without the consent of the holders of the debt securities of any series, we may reopen a previous series of debt securities and issue additional debt securities of such series or establish additional terms of such series, unless otherwise indicated in the applicable prospectus supplement.

Non-U.S. Currency

      If the purchase price of any debt securities is payable in a currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the debt securities is payable in any currency other than U.S. dollars, the specific terms with respect to such debt securities and such foreign currency will be specified in the applicable prospectus supplement.

Original Issue Discount Securities

      Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. Original issue discount securities may include “zero coupon” securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

Covenants

      Under the indentures, we will be required to:

•	pay the principal, interest and any premium on the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

      Any additional covenants will be described in the applicable prospectus supplement.

Registration, Transfer, Payment and Paying Agent

      Unless otherwise indicated in a prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The indentures, however, provide that we may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer securities must not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than offices located outside the United States of certain United States financial institutions. “United States person” means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. “United States” means the United States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of bearer securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws.

Such procedures and limitations will be described in the prospectus supplement relating to the offering of the bearer securities.

      Unless otherwise indicated in a prospectus supplement, registered securities will be issued in denominations of $1,000 or any integral multiple thereof.

      Unless otherwise indicated in a prospectus supplement, the principal, premium, if any, and interest, if any, of or on the debt securities will be payable, and debt securities may be surrendered for registration of transfer or exchange, at an office or agency to be maintained by us in the City of New York, provided that payments of interest with respect to any registered security may be made at our option by check mailed to the address of the person entitled to payment or by transfer to an account maintained by the payee with a bank located in the United States. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection with the exchange or transfer.

      Unless otherwise indicated in a prospectus supplement, payment of principal of, premium, if any, and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at such office or agency outside the United States as specified in the prospectus supplement and as we may designate from time to time. Unless otherwise indicated in a prospectus supplement, payment of interest due on bearer securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date. Unless otherwise indicated in a prospectus supplement, no payment of principal, premium or interest with respect to any bearer security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; except that if amounts owing with respect to any bearer securities shall be payable in U.S. dollars, payment may be made at the Corporate Trust Office of the applicable trustee or at any office or agency designated by us in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount of such principal, premium or interest at all offices outside of the United States maintained for such purpose by us is illegal or effectively precluded by exchange controls or similar restrictions.

      Unless otherwise indicated in the applicable prospectus supplement, we will not be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor to be redeemed and ending at the close of business on the day of that selection;

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

•	exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor that is simultaneously surrendered for redemption; or

•	issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid.

Ranking of Debt Securities

      The senior debt securities will be our unsubordinated obligations and will rank equally in right of payment with all other unsubordinated indebtedness of ours. The subordinated debt securities will be obligations of ours and will be subordinated in right of payment to all existing and future senior indebtedness. The prospectus supplement will describe the subordination provisions and set forth the definition of senior indebtedness applicable to the subordinated debt securities, and will set forth the approximate amount of such senior indebtedness outstanding as of a recent date.

Global Securities

      The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository, such as the Depository Trust Company, identified in the prospectus supplement relating to such series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole:

•	by the depository to a nominee of such depository;

•	by a nominee of such depository to such depository or another nominee of such depository; or

•	by such depository or any such nominee to a successor of such depository or a nominee of such successor.

      The specific terms of the depository arrangement with respect to a series of global debt securities and certain limitations and restrictions relating to a series of global bearer securities will be described in the applicable prospectus supplement.

Outstanding Debt Securities

      In determining whether the holders of the requisite principal amount of outstanding debt securities have given any authorization, demand, direction, notice, consent or waiver under the relevant indenture, the amount of outstanding debt securities will be calculated based on the following:

•	the portion of the principal amount of an original issue discount security that shall be deemed to be outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon a declaration of acceleration pursuant to the terms of such original issue discount security as of the date of such determination;

•	the principal amount of a debt security denominated in a currency other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issue of such debt security, of the principal amount of such debt security; and

•	any debt security owned by us or any obligor on such debt security or any affiliate of us or such other obligor shall be deemed not to be outstanding.

Redemption and Repurchase

      The debt securities may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

Conversion and Exchange

      The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock, preferred stock, or other debt securities will be set forth in the applicable prospectus supplement. Such terms of conversion or exchange may be either mandatory, at the option of the holders, or at our option.

Consolidation, Merger and Sale of Assets

      Each indenture generally will permit a consolidation or merger between us and another corporation, if the surviving corporation meets certain limitations and conditions. Subject to those conditions, each indenture may also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation shall assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

      We are only permitted to consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indentures, as indicated in the applicable prospectus supplement. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indenture. Thereafter, the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may then be done by the board or officers of the successor corporation.

Events of Default

      Unless otherwise specified in the applicable prospectus supplement, an event of default, as defined in the indentures and applicable to debt securities issued under such indentures, typically will occur with respect to the debt securities of any series under the indentures upon:

•	default for a period to be specified in the applicable prospectus supplement in payment of any interest with respect to any debt security of such series;

•	default in payment of principal or any premium with respect to any debt security of such series when due upon maturity, redemption, repurchase at the option of the holder or otherwise;

•	default in deposit of any sinking fund payment when due with respect to any debt security of such series;

•	default by us in the performance, or breach, of any other covenant or warranty in such indentures, which shall not have been remedied for a period to be specified in the applicable prospectus supplement after notice to us by the applicable trustee or the holders of not less than a fixed percentage in aggregate principal amount of the debt securities of all series issued under the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization of Comstock; or

•	any other event of default that may be set forth in the applicable prospectus supplement, including an event of default based on other debt being accelerated, known as a “cross-acceleration.”

      No event of default with respect to any particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities. If the trustee considers it in the interest of the holders to do so, the trustee under an indenture may withhold notice of the occurrence of a default with respect to the debt securities to the holders of any series outstanding, except a default in payment of principal, premium, if any, or interest, if any.

      Each indenture will provide that if an event of default with respect to any series of debt securities issued thereunder shall have occurred and be continuing, either the relevant trustee or the holders of at least a fixed percentage in principal amount of the debt securities of such series then outstanding may declare the principal amount of all the debt securities of such series to be due and payable immediately. In the case of original issue discount securities, the trustee may declare as due and payable such lesser amount as may be specified in the applicable prospectus supplement. However, upon certain conditions, such declaration and its consequences may be rescinded and annulled by the holders of at least a fixed percentage in principal amount of the debt securities of all series issued under the applicable Indenture.

      The applicable prospectus supplement will provide the terms pursuant to which an event of default shall result in acceleration of the payment of principal of subordinated debt securities.

      In the case of a default in the payment of principal of, or premium, if any, or interest, if any, on any subordinated debt securities of any series, the applicable trustee, subject to certain limitations and conditions, may institute a judicial proceeding for the collection thereof.

      No holder of any of the debt securities of any series will have any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless the holders of at least a fixed percentage in principal amount of the outstanding debt securities of such series:

•	have made written request to the trustee to institute such proceeding as trustee, and offered reasonable indemnity to the trustee;

•	the trustee has failed to institute such proceeding within the time period specified in the applicable prospectus supplement after receipt of such notice; and

•	the trustee has not within such period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding debt securities of such series. Such limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of the principal of, premium, if any, or any accrued and unpaid interest on, the debt security on or after the respective due dates expressed in the debt security.

      During the existence of an event of default under an indenture, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the trustee, the holders of at least a fixed percentage in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred on the trustee with respect to such series.

      The indentures provide that the trustee will, within the time period specified in the applicable prospectus supplement after the occurrence of any default, give to the holders of the debt securities of such series notice of such default known to it, unless such default shall have been cured or waived; provided that the trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders, except in the case of a default in payment of principal of or premium, if any, on any debt security of such series when due or in the case of any default in the payment of any interest on the debt securities of such series.

      We will be required to furnish to the trustee annually a statement as to compliance with all conditions and covenants under the indentures.

Modification and Waivers

      From time to time, when authorized by resolutions of our board of directors and by the trustee, we may, without the consent of the holders of debt securities of any series, amend, waive or supplement the indentures and the debt securities of such series for certain specified purposes, including, among other things:

•	to cure ambiguities, defects or inconsistencies;

•	to provide for the assumption of our obligations to holders of the debt securities of such series in the case of a merger or consolidation;

•	to add to our events of default or our covenants or to make any change that would provide any additional rights or benefits to the holders of the debt securities of such series;

•	to add or change any provisions of such indenture to facilitate the issuance of bearer securities;

•	to establish the form or terms of debt securities of any series and any related coupons;

•	to add guarantors with respect to the debt securities of such series;

•	to secure the debt securities of such series;

•	to maintain the qualification of the indenture under the Trust Indenture Act of 1939; or

•	to make any change that does not adversely affect the rights of any holder.

      Other amendments and modifications of the indentures or the debt securities issued thereunder may be made by the trustee and us with the consent of the holders of not less than a fixed percentage of the aggregate principal amount of the outstanding debt securities of each series affected, with each series voting as a separate class; provided that, without the consent of the holder of each outstanding debt security affected, no such modification or amendment may:

•	reduce the principal amount of, or extend the fixed maturity of the debt securities, or alter or waive any redemption, repurchase or sinking fund provision of the debt securities;

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of the maturity thereof;

•	change the currency in which any debt securities or any premium or the accrued interest thereon is payable;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action under the indenture or the debt securities of such series;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

•	waive a default in payment with respect to the debt securities or any guarantee;

•	reduce the rate or extend the time for payment of interest on the debt securities;

•	adversely affect the ranking of the debt securities of any series;

•	release any guarantor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture; or

•	solely in the case of a series of subordinated debt securities, modify any of the applicable subordination provisions or the applicable definition of senior indebtedness in a manner adverse to any holders.

      The holders of a fixed percentage in aggregate principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the relevant indenture, including any set forth in the applicable prospectus supplement. The holders of a fixed percentage in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of that series, waive any past default under the applicable indenture with respect to that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt securities of such series, or in respect of a covenant or provision which cannot be modified or amended without the consent of a larger fixed percentage of holders or by the holders of each outstanding debt security of the series affected.

Discharge, Termination and Covenant Termination

•	When we establish a series of debt securities, we may provide that such series is subject to the termination and discharge provisions of the applicable indenture. If those provisions are made applicable, we may elect either:

•	to terminate and be discharged from all of our obligations with respect to those debt securities subject to some limitations; or

•	to be released from our obligations to comply with specified covenants relating to those debt securities, as described in the applicable prospectus supplement.

      To effect that termination or covenant termination, we must irrevocably deposit in trust with the relevant trustee an amount which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on those debt securities and any mandatory sinking fund or similar payments on those debt securities. This deposit may be made in any combination of funds or government obligations. On such a termination, we will not be released from certain of our obligations that will be specified in the applicable prospectus supplement.

      To establish such a trust we must deliver to the relevant trustee an opinion of counsel to the effect that the holders of those debt securities:

•	will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the termination or covenant termination; and

•	will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the termination or covenant termination had not occurred.

      If we effect covenant termination with respect to any debt securities, the amount of deposit with the relevant trustee must be sufficient to pay amounts due on the debt securities at the time of their stated maturity. However, those debt securities may become due and payable prior to their stated maturity if there is an event of default with respect to a covenant from which we have not been released. In that event, the amount on deposit may not be sufficient to pay all amounts due on the debt securities at the time of the acceleration.

      The applicable prospectus supplement may further describe the provisions, if any, permitting termination or covenant termination, including any modifications to the provisions described above.

Governing Law

      The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustees

      The Trust Indenture Act of 1939 contains limitations on the rights of a trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each trustee is permitted to engage in other transactions with us from time to time, provided that if such trustee becomes subject to any conflicting interest, it must eliminate such conflict upon the occurrence of an event of default under the relevant indenture, or else resign as trustee.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.50 per share and 5,000,000 shares of preferred stock, $10.00 par value per share. At December 16, 2003 we had 34,259,111 shares of common stock and no shares of preferred stock issued and outstanding. We also had options and warrants outstanding to purchase 5,399,000 shares of our common stock outstanding at that date.

      The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provision of our restated articles of incorporation, bylaws, the General Corporation Law of Nevada and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

Common Stock

      Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designation creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have no right to cumulate votes in the election of directors, thus the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election.

      Dividends. Dividends may be paid to the holders of common stock when, as and if declared by the board of directors out of funds legally available for their payment, subject to the rights of holders of any preferred stock. We have never declared a cash dividend on our common stock and intend to continue our policy of using retained earnings for expansion of our business.

      Rights upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally, in proportion to the number of shares of common stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

      Non-Assessable. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we offer and issue under this prospectus and any related prospectus supplement will also be fully paid and non-assessable.

      No Preemptive Rights. Holders of common stock are not entitled to preemptive purchase rights in future offerings of our common stock. Although our restated articles of incorporation do not specifically deny preemptive rights, pursuant to the Nevada General Corporation Law, our stockholders do not have preemptive rights with respect to shares that are registered under Section 12 of the Securities Exchange Act of 1934 and our common stock is so registered.

      Listing. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “CRK.” Any additional common stock we issue will also be listed on the NYSE and any other exchange on which our common stock is then traded.

Preferred Stock

      Our board of directors can, without approval of our stockholders, issue one or more series of preferred stock and determine the number of shares of each series and the rights, preferences and limitations of each series. The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific designations and rights will be described in a prospectus supplement, including the following terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

      The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the certificate of designation as an exhibit or incorporate it by reference.

      Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

      Any preferred stock will, when issued, be fully paid and non-assessable.

Stockholders’ Rights Plan

      On December 8, 2000, our board of directors adopted Comstock’s Stockholders’ Rights Plan and we declared a dividend distribution of one preferred stock purchase right for each outstanding share of our common stock. Each purchase right entitles the registered holder to purchase from us one one-hundredth of a share of our series A junior participating preferred stock, $10.00 par value per share, at an exercise price of $15.00 per one one-hundredth of a share of preferred stock, subject to adjustment. The description and terms of the purchase rights are set forth in a rights agreement between us and American Stock Transfer and Trust Company, as rights agent.

      The purchase rights are initially evidenced by the common stock certificates as no separate purchase rights certificates have been distributed. The purchase rights separate from our common stock and a distribution date will occur at the close of business on the earliest of:

•	the tenth business day following a public announcement that a person or group of affiliated or associated persons (Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of our common stock (Stock Acquisition Date);

•	the tenth business day (or such later date as may be determined by action of our board of directors) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding shares of our common stock; or

•	the tenth business day after our board of directors determines that any individual, firm, corporation, partnership or other entity, alone or together with its affiliates and associates, has become the beneficial owner of an amount of our common stock which a majority of the continuing directors who are not our officers determines to be substantial (which amount shall in no event be less than 10% of the shares of our common stock outstanding) and at least a majority of the continuing directors who are not our officers, after reasonable inquiry and investigation, including consultation with such adverse person as the directors shall deem appropriate, shall determine that such beneficial ownership by such adverse person is intended to cause us to repurchase the common stock beneficially owned by such adverse person or to cause pressure on us to take action or enter into a transaction intended to provide such adverse person with short-term financial gain under circumstances where the directors determine that the best long-term interests of us and our stockholders would not be served by taking such action or entering into such transaction or series of transactions at that time, or that such beneficial ownership is causing or is reasonably likely to cause a material adverse impact on us.

      The purchase rights are not exercisable until the distribution date outlined above and will expire at the close of business on December 18, 2010, unless earlier redeemed by us. If (i) a person becomes the beneficial owner of 20% or more of the then outstanding shares of our common stock (except (a) pursuant to certain offers for all outstanding shares of common stock approved by at least a majority of the continuing directors who are not our officers or (b) solely due to a reduction in the number of shares of our common stock outstanding as a result of the repurchase of shares of common stock by us) or (ii) our board of directors determines that a person is an adverse person (as discussed above), each holder of a purchase right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or our other securities) having a value equal to two times the exercise price of the purchase right. Notwithstanding any of the foregoing, following the occurrence of either of the events set forth in this paragraph, all purchase rights that are, or (under certain circumstances specified in the rights agreement)

were, beneficially owned by any Acquiring Person or adverse person (as discussed above) will be null and void.

      If at any time following the Stock Acquisition Date, (i) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation, or in which we are the surviving corporation, but our common stock is changed or exchanged (other than a merger which follows an offer for all outstanding shares of common stock approved by at least a majority of the continuing directors who are not our officers), or (ii) more than 50% of our assets, cash flow or earning power is sold or transferred, each holder of a purchase right (except purchase rights which previously have been voided as set forth above) shall thereafter have the right to receive upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the purchase right.

      At any time after the earlier to occur of (i) an Acquiring Person becoming such or (ii) the date on which our board of directors declares an adverse person to be such, our board of directors may cause us to exchange the purchase rights (other than purchase rights owned by the adverse person or Acquiring Person, as the case may be, which will have become null and void), in whole or in part, at an exchange ratio of one share of common stock per purchase right (subject to adjustment). Notwithstanding the foregoing, no such exchange may be effected at any time after any person becomes the beneficial owner of 50% or more of our outstanding common stock.

      The rights plan has certain anti-takeover effects including making it prohibitively expensive for a raider to try to control or take us over unilaterally without negotiation with our board of directors. Although intended to preserve for stockholders our long term value, the rights plan may make it more difficult for stockholders to benefit from certain transactions which are opposed by the incumbent board of directors.

Anti-Takeover Provisions

      In addition to the rights plan, our restated articles of incorporation and bylaws and the Nevada General Corporation Law include certain provisions which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, authorized blank check preferred stock, restrictions on business combinations and the availability of authorized but unissued common stock. Please see “Preferred Stock” above.

      Our bylaws contain provisions dividing the board of directors into classes with only one class standing for election each year. A staggered board of directors makes it more difficult for stockholders to change the majority of the directors and instead promotes a continuity of existing management.

      Nevada’s “Combinations with Interested Stockholders Statute,” which applies to any Nevada corporation subject to the reporting requirements of Section 12 of the Securities Exchange Act of 1934, including us, prohibits an “interested stockholder” from entering into a “combination” with the corporation for three years, unless certain conditions are met. A “combination” includes:

•	any merger of the corporation or a subsidiary of the corporation with an “interested stockholder,” or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with an “interested stockholder,” of assets:

(i) having an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets;

(ii) having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

(iii) representing 10% or more of the earning power or net income of the corporation;

•	any issuance or transfer of shares of the corporation or its subsidiaries, to the “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding shares of the corporation;

•	the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the “interested stockholder;”

•	certain transactions which would result in increasing the proportionate share of shares of the corporation owned by the “interested stockholder;”

•	a recapitalization of the corporation; or

•	the receipt by an “interested stockholder,” except proportionately as a stockholder, of the benefits of any loans, advances or other financial benefits provided by the corporation.

      An “interested stockholder” is a person who:

•	directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation or

•	an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

      A corporation to which the Combinations with Interested Stockholders statute applies may not engage in a “combination” within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder’s acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval is not obtained, the combination may be consummated after the three year period expires if either (a)(i) the board of directors of the corporation approved, prior to such person becoming an interested stockholder, the combination or the purchase of shares by the interested stockholder or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the interested stockholder at a meeting called no earlier than three years after the date the interested stockholder became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of shares of common stock and holders of any other class or series of shares meets the minimum requirements set forth in the statue, and prior to the completion of the combination, except in limited circumstances, the “interested stockholder” has not become the beneficial owner of additional voting shares of the corporation.

Combinations with Interested Stockholders

      In addition to the foregoing statute, Nevada has an “Acquisition of Controlling Interest” statute, which prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. The Acquisition of Controlling Interest Statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, and which do business directly or indirectly in Nevada and whose articles of incorporation or bylaws in effect 10 days following the acquisition of a controlling interest by an acquiror does not prohibit its application. We do not intend to “do business” in Nevada within the meaning of the Acquisition of Controlling Interest Statute. Therefore, we believe it is unlikely that the Acquisition of Controlling Interest statute will apply to us. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares which it acquired in the transaction taking it over the threshold or within ninety days preceding the date thereof become “control shares” which could be deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares. If the acquiror requests a special meeting and gives an undertaking to pay the expenses of said meeting, then the meeting must take place no earlier than 30 days (unless the acquiror requests that the meeting be held sooner)

and no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a stockholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual stockholders’ meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles or bylaws, call certain of the acquiror’s shares for redemption at the average price paid for the control shares by the acquiror. Our articles of incorporation and bylaws do not currently permit us to redeem an acquiror’s shares under these circumstances. The Acquisition of Controlling Interest statute also provides that in the event the stockholders restore full voting rights to a holder of control shares that owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment for the “fair value” of their shares (which is generally equal to the highest price paid by the acquiror in the transaction subjecting the acquiror to the statute.)

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

      We may issue warrants to purchase debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

      The applicable prospectus supplement will specify the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	any changes or adjustments to the exercise price;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which the securities or other rights purchasable upon exercise of, such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

      As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock or warrants or any combination of such securities.

      The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•	the terms of the units and of any of the debt securities, common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

      We may sell the securities offered by this prospectus and applicable prospectus supplements in one or more of the following ways from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers, including institutional investors; or

•	through a combination of any such methods of sale.

      Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

      The applicable prospectus supplement relating to the securities will set forth:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from such sales;

•	any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price, if applicable;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers;

•	in the case of debt securities, the interest rate, maturity and redemption provisions; and

•	any securities exchanges on which the securities may be listed.

      If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

      The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise stated in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain customary closing conditions and the underwriters or dealers will be obligated to purchase all the securities if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

      Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

      Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

      Each class or series of securities will be a new issue of securities with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, other than the common stock, but we are not obligated to do so. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

      Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered in accordance with Regulation M under the Securities Exchange Act of 1934. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us, as the case may be, in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the New York

Stock Exchange in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled “Plan of Distribution” or “Underwriting” in the applicable prospectus supplement.

      The prospectus supplement or pricing supplement, as applicable, will set forth the anticipated delivery date of the securities being sold at that time.

LEGAL MATTERS

      Locke Liddell & Sapp LLP, will issue an opinion for us regarding the legality of the securities offered by this prospectus and applicable prospectus supplement. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

      Our consolidated financial statements as of December 31, 2001 and 2002, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report contains an explanatory note that refers to a restatement of the consolidated financial statements as of December 31, 2002 and for the two-year period then ended. The audit report covering the December 31, 2001 consolidated financial statements also refers to a change in our method for accounting for derivative financial instruments.

      With respect to the unaudited interim financial information for the periods ended March 31, 2003, incorporated by reference herein, the independent accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated by reference herein, stated that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933. The review report covering the March 31, 2003 financial statements refers to a change in the method of accounting for asset retirements obligations related to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”

      On May 16, 2003, we filed a Current Report on Form 8-K announcing that our audit committee engaged Ernst & Young LLP as our independent public accountants for fiscal 2003, replacing KPMG LLP. The decision to change independent public accountants was not the result of any disagreement with KPMG LLP on matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure. With respect to the unaudited interim financial information for the periods ended June 30, 2003 and September 30, 2003, which are included in our Form 10-Q’s for the periods ended June 30, 2003 and September 30, 2003 and which are incorporated herein by reference, Ernst & Young LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and Form 10-Q for the quarter ended September 30, 2003 incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

      Certain estimates of our oil and natural gas reserves and related information incorporated by reference in this prospectus have been derived from engineering reports prepared by Lee Keeling & Associates as of December 31, 2000, 2001 and 2002, and all such information has been so included on the authority of such firm as an expert regarding the matters contained in its reports.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934, and therefore we file annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy any of the reports, proxy statements and any other information that we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. We also maintain a website at http://www.comstockresources.com; however, the information contained at this website does not constitute part of this prospectus. Reports, proxy and information statements and other information about us may be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, with respect to the securities offered in this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information about us and the securities that may be offered, we refer you to the registration statement and the exhibits that are filed with it. You can review and copy the registration statement and its exhibits and schedules from the SEC at the address listed above or from its web site.

      The SEC allows us to “incorporate by reference” into this prospectus certain information we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents that we file with the SEC. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering of the securities described herein is terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2002;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2003;

•	Our Quarterly Report on Form 10-Q for the six months ended June 30, 2003;

•	Our Quarterly Report on Form 10-Q for the nine months ended September 30, 2003;

•	Our Proxy Statement on Schedule 14A filed with the SEC on April 22, 2003 for the 2003 annual meeting of stockholders;

•	Our Current Report on Form 8-K dated February 18, 2003;

•	Our Current Report on Form 8-K dated March 21, 2003;

•	Our Current Report on Form 8-K dated May 7, 2003;

•	Our Current Report on Form 8-K dated May 5, 2003;

•	Our Current Report on Form 8-K dated May 13, 2003;

•	Our Current Report on Form 8-K dated May 16, 2003;

•	Our Current Report on Form 8-K dated August 7, 2003;

•	Our Current Report on Form 8-K dated November 5, 2003;

•	Our Current Report on Form 8-K/ A dated November 7, 2003; and

•	Our Registration Statement on Form 8-A registering our common stock filed with the SEC on September 6, 1996.

      Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

      We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon that person’s written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

Comstock Resources, Inc.

Attention: Roland O. Burns, Senior Vice President
5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone number: (972) 668-8800

March 30, 2005
4,545,454 Shares
Comstock Resources, Inc.
Common Stock

PROSPECTUS SUPPLEMENT

RAYMOND JAMES
HARRIS NESBITT
JOHNSON RICE & COMPANY L.L.C.